Exhibit 99.1

To Our Shareholders

Funds from Operations, as Adjusted for Comparability (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2013 was $941.5 million, $5.01 per diluted share, compared to $778.5 million, $4.18 per diluted share, for the previous year, a 19.9% increase per share – a very good year.

Funds from Operations, as Reported (apples-to-apples plus one-timers) for the year ended December 31, 2013 was $641.0 million, $3.41 per diluted share, compared to $818.6 million, $4.39 per diluted share, for the previous year. (See page 4 for a reconciliation of Funds from Operations, as Reported to Funds from Operations, as Adjusted for Comparability.)

Net Income attributable to common shares for the year ended December 31, 2013 was $392.0 million, $2.09 per diluted share, versus $549.3 million, $2.94 per diluted share, for the previous year.

Our core business is concentrated in New York and Washington, the two most important markets in the nation, and is office and retail centric.

We have run Vornado for 34 years. In each year until 2012, cash flow from the core business has increased in both total dollars and on a same-store basis. In 2012, for the first time, there was a decrease, caused by BRAC in Washington. 2013 begins another run of increases.

Here are our financial results (presented in EBITDA format) by business segment:

($ IN MILLIONS)	2013 Same Store		% of 2013 EBITDA	Increase/ (Decrease) 2012/2013	2013	2012	2011
EBITDA:	Cash	GAAP
New York:
Office	8.8%	5.8%	37.3%	71.2	623.5	552.3	530.1
Retail	6.4%	5.1%	14.7%	57.3	246.4	189.1	186.4
Alexander’s	(6.3%)	2.8%	2.5%	1.8	42.2	40.4	39.5
Hotel Pennsylvania	5.3%	5.5%	1.8%	2.3	30.7	28.4	30.1
Total New York	7.7%	5.5%	56.3%	132.6	942.8	810.2	786.1
Washington	(3.8%)	(2.8%)	20.4%	(14.3)	341.2	355.5	410.3
Retail:
Strips	6.6%	4.4%	9.4%	5.1	157.3	152.2	148.4
Malls	(2.7%)	(0.8%)	3.9%	1.5	65.7	64.2	66.6
Total Retail	3.7%	2.8%	13.3%	6.6	223.0	216.4	215.0

Merchandise Mart			4.4%	11.9	74.4	62.5	55.6
555 California Street			2.6%	2.2	42.7	40.5	44.7
Real Estate Fund			3.0%	24.9	49.5	24.6	9.3
				163.9	1,673.6	1,509.7	1,521.0
Other operations (see page 3 for details)					(22.8)	309.9	744.8
EBITDA before noncontrolling interests and gains on sale of real estate			100.0%		1,650.8	1,819.6	2,265.8

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2013, a copy of which accompanies this letter or can be viewed at www.vno.com.

Other EBITDA is comprised of:

($ in thousands)	2013	2012	2011

Corporate general and administrative expenses	(93,621)	(89,192)	(85,922)
Investment income	11,719	12,319	27,464
Interest income on mortgages receivable	19,495	13,861	14,023
Lexington Realty Trust – dividends	8,630	9,696	8,497
Other investments	35,621	39,386	37,049
JCPenney (loss) income(1)	(127,888)	(300,752)	12,984
Toys “R” Us EBITDA, including impairment losses of 240.8 million in 2013 and 40.0 in 2012	(12,081)	281,289	339,510
Lexington Realty Trust equity and gains from stock issuances	6,931	35,703	33,732
Gains on sale of marketable securities, land, Canadian trade shows and residential condos	58,200	44,452	10,900
Acquisition related costs and tenant buy-out costs	(24,857)	(11,248)	(30,071)
Stop & Shop litigation settlement income	59,599	--	--
Mezzanine loans loss reversal and net gain on disposition	--	--	82,744
Net gain on extinguishment of debt	--	--	83,907
Recognition of unamortized discount on subordinated debt of Independence Plaza	--	60,396	--
Discontinued operations – EBITDA of properties and investments sold	38,180	184,854	189,505
Other, net	(2,728)	29,136	20,478
Total	(22,800)	309,900	744,800

1   Total economic loss on JCPenney was $256 million.  That amount cannot be reconciled to the presentation above because of prior periods’ stock appreciation mark-ups.

The following chart reconciles Funds from Operations to Funds from Operations, as Adjusted for Comparability:

($ IN MILLIONS, EXCEPT SHARE DATA)	2013	2012	2011
Funds from Operations, as Reported	641.0	818.6	1,231.0
Adjustments for certain items that affect comparability:
Toys “R” Us (Negative FFO) FFO (including impairment losses of 240.8 in 2013 and 40.0 in 2012)	(312.8)	65.7	94.3
JCPenney (loss) income(1)	(127.9)	(300.7)	13.0
Acquisition related costs	(24.9)	(11.2)	(30.0)
Stop & Shop litigation settlement income	59.6	--	--
Net gain on sale of marketable securities, land, Canadian trade shows and residential condos	58.2	33.0	10.9
Recognition of unamortized discount on subordinated debt of Independence Plaza	--	60.4	--
Net gain from Lexington’s stock issuance	--	14.1	9.8
Mezzanine loans loss reversal and gain on disposition	--	--	82.7
Net gain on extinguishment of debt	--	--	83.9
Discontinued operations – FFO of real estate sold	33.9	153.2	167.0
Other	(4.9)	15.1	29.3
Noncontrolling interests’ share of above adjustments	18.3	10.5	(29.0)
Total adjustments	(300.5)	40.1	431.9
Funds from Operations, as Adjusted for Comparability	941.5	778.5	799.1
Funds from Operations, as Adjusted for Comparability per share	5.01	4.18	4.17

Funds from Operations, as Adjusted for Comparability increased by $163 million in 2013, to $5.01 from $4.18 per share, $0.83 or 19.9%, as detailed below:

($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Same Store Operations:
New York	44.8	0.23
Washington	(10.3)	(0.05)
Retail	6.4	0.03
Merchandise Mart	13.3	0.07
Acquisitions, net of interest expense	39.6	0.20
Vornado Capital Partners	24.8	0.12
Interest Expense	29.3	0.15
Other, primarily lease termination income	15.1	0.08
Increase in Comparable FFO	163.0	0.83

Report Card

Here is a chart showing Vornado’s total return compared to the Office REIT and RMS indices for various periods ending December 31, 2013 and for 2014 year-to-date:

	Vornado	Office REIT Index	RMS Index
2014 YTD	12.8%	11.7%	11.1%
One-year	14.7%	5.6%	2.5%
Three-year	19.4%	19.6%	31.2%
Five-year	82.4%	92.0%	116.7%
Ten-year	148.3%	85.7%	124.1%
Fifteen-year	452.1%	251.1%	333.8%
Twenty-year	1,358.5%	n/a	n/a

      The Office REIT Index is compiled by NAREIT and was first published twenty years ago.  RMS is the Morgan Stanley REIT Index and was first published sixteen years ago.

We consider stock price to be the most important report card of our performance.  Our stock price has done better of late.

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

		Adjusted for Comparability
		FFO		Shares Outstanding
($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)	EBITDA	Amount	Per Share
2013	1,660,139	941,471	5.01	197,811
2012	1,501,142	778,475	4.18	197,310
2011	1,527,422	799,108	4.17	196,541
2010	1,497,365	780,570	4.11	195,746
2009	1,429,788	628,941	3.62	194,082
2008	1,424,368	686,257	4.19	168,903
2007	1,394,120	693,688	4.23	167,672
2006	1,083,695	538,554	3.46	166,513
2005	954,696	513,391	3.54	156,487
2004	860,353	485,755	3.65	145,407

FFO has grown this year by 20.9% (19.9% on a per share basis), 6.5% per year over five years (3.6% on a per share basis) and 9.7% per year over ten years (4.6% on a per share basis).

Acquisitions/Dispositions(2)

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity.  Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy.  Here is a ten-year schedule of acquisitions and dispositions:

	Acquisitions		Dispositions
($ IN THOUSANDS)	Number of Transactions	Asset Cost	Number of Transactions	Proceeds		Net Gains
2014 to date	--	--	5	835,000	(3) (4)	40,000
2013	6	813,300	20	1,429,800	(3)	434,100
2012	10	1,365,200	23	1,222,274	(3)	454,005
2011	12	1,499,100	7	389,212		137,846
2010	15	542,400	5	137,792		56,830
2009	--	--	16	262,838		42,987
2008	3	31,500	6	493,172		171,110
2007	38	4,063,600	5	186,259		60,126
2006	32	2,177,000	3	105,187		31,662
2005	31	4,686,000	--	--		--
2004	17	511,800	1	12,900		9,850
	164	15,689,900	91	5,074,434		1,438,516

2013 was a good year for acquisitions as outlined below:

			Square Feet
		Asset Cost	Our Ownership	Total
655 Fifth Avenue – Office and Retail (92.5% interest)	NY	278,000	53,000	57,000
650 Madison Avenue – Office and Retail (20.1% interest)	NY	260,000	120,000	595,000
220 Central Park South – Air Rights and Land Parcel	NY	210,100	--	--
443 Broadway – Retail	NY	40,000	16,000	16,000
267 West 34th Street – Retail	NY	12,800	6,000	6,000
966 Third Avenue – Retail	NY	12,500	7,000	7,000
		813,400

I am delighted with the scale and financial outcome of our recent disposition program.  The action here takes place on the 45th floor where our acquisitions/dispositions teams reside.  Special thanks to Michael Franco and Wendy Silverstein, Co-Heads, and to Adam Green, Dan Guglielmone, Cliff Broser, Mario Ramirez, Darren Chan and Michael Schnitt and alumnus Michael DeMarco.

2     Excludes marketable securities.

3   Dispositions in 2012, 2013 and 2014 year-to-date were as follows:

Kings Plaza Mall (32.4% interest), Merchandise Mart: 350 West Mart Center, Canadian Trade Shows, Boston Design Center, Washington Design Center, LA Mart; Washington Office Center, Reston Executive Center, 25 West 14th Street, Dorchester, Geary Boulevard, Upper Moreland, Tampa, Mercer, Redding, 40-42 Thompson Street, 386 West Broadway, 387 West Broadway, Wayne land, Edison Warehouse, Verde equity, Boston condos, Green Acres, 866 UN Plaza, 901 Market Street, The Plant, Harlem Park land, Levittown, Hyde Park (75% owned), LNR, Shops on Lake, San Bernardino, Corona, Mojave, Yucaipa, Barstow, Desert Hot Springs, Moreno Valley, Lido, Rialto, Downtown Crossing, Springfield Town Center, Beverly Connection, Broadway Mall, Cleveland Medical Mart, and West Palm Beach land.

4   We have taken liberty here by including the expected proceeds of the pending sale of Beverly Connection for $260 million and the pending transfer of Springfield Town Center for $465 million.

We have been a net seller of assets in recent years; as such it’s interesting to highlight certain aspects of GAAP accounting for asset sales.  When an asset is put up for sale, it is segregated in the financial statements in a one line “holding tank” called “Assets held for sale” and “Income from discontinued operations.”  This allows the reader to focus on continuing operations.  When a sale is completed, the financial statements drop the asset and its operating results as if it never existed.

We sell assets for several reasons:

•         To make an outsized profit, i.e. where we would rather have the cash amount offered than the asset (this is a rare event… in most instances we’d rather have the asset than the cash).

•         To cut losses where an investment isn’t turning out as we expected or where we have made a mistake.

•         To raise cash for either current or future needs.

•         For strategic reasons, where an asset no longer fits either geographically or by line of business or whatever or no longer fits our quality profile.

Almost all our sales activity in the past couple of years has been for strategic reasons.  With respect to JCPenney, we obviously sold to cut losses and admit a mistake.  One last word on asset sales - history shows that the great, unique, irreplaceable, trophy assets should never be sold…and I agree.

Capital Markets

At year-end we had $3.242 billion of liquidity, comprised of $1.038 billion of cash, restricted cash and marketable securities and $2.204 billion undrawn under our $2.5 billion revolving credit facilities.  Today, we have $3.845 billion of liquidity, comprised of $1.433 billion of cash, restricted cash and marketable securities and $2.412 billion undrawn under our credit facilities.

Since January 1, 2013, we have executed the following capital markets transactions:

•         In February 2014, we completed a $600 million financing of our 220 Central Park South development site.  The loan bears interest at LIBOR plus 2.75% and matures in January 2016 with three one-year extension options.

•         In November 2013, we refinanced the mortgage on Eleven Penn Plaza.  The new $450 million loan ($392 per square foot) bears interest at 3.95%, fixed for 7-years and replaces a $343 million loan which bore interest at LIBOR plus 2.35%, floating.

•         In October 2013, we restructured the $678 million 5.74% Skyline properties mortgage loan.  The loan was separated into two tranches: a senior $350 million position ($132 per square foot) and a junior $328 million position.  The maturity date has been extended from February 2017 to February 2022, with a one-year extension option.  The effective interest rate is 2.965%.  Amounts expended to re-lease the property are senior to the $328 million junior position.

•         In June 2013, we refinanced the $323 million mortgage on Independence Plaza (we own 50.1%) with a $550 million five-year fixed-rate interest only mortgage loan bearing interest at 3.48%.  The net proceeds of $219 million, after repaying the existing loan and closing costs, were distributed to the partners, of which our share was $137 million.

•         In March 2013, we completed a $300 million financing ($315 per square foot) of Bergen Town Center.  The 10-year fixed-rate interest only loan bears interest at 3.56%.  The property was previously encumbered by a $282 million floating-rate loan.

•         In February 2013, we completed a $390 million financing of the retail condominium at 666 Fifth Avenue, which we had acquired in December 2012.  The 10-year fixed-rate interest only loan bears interest at 3.61%.  This property was previously unencumbered.

•         In January 2013, we issued 5.4% Series L perpetual preferred shares (callable after five years without penalty) totaling $300 million, and we redeemed an equal amount of preferred shares and units (at a $9 million discount), which had a weighted average rate of 6.77%, resulting in an annual savings of $4.1 million.

•         We repaid the $87.9 million loan on the Universal buildings in Washington, unencumbering these assets.

•         We repaid the $52.8 million loan on the Las Catalinas Mall in Puerto Rico, unencumbering this asset.

Since the beginning of 2008, we have completed 53 capital markets transactions totaling over $12 billion.

Debt is now 35.6% of our enterprise value.  Since stock prices fluctuate, we believe an even better measure of leverage may be debt to EBITDA – ours is currently 7.0x.

Vornado remains committed to maintaining our investment grade rating.

A word about Alexander’s (our 32.4% affiliate which we manage) in a capital markets context.  In March 2014, Alexander’s completed a $300 million refinancing ($340 per square foot) of the office portion of 731 Lexington Avenue (Bloomberg headquarters building).  The interest only loan is at LIBOR plus 0.95%, currently 1.10%, and matures with extensions in March 2021.  The financing is a single asset CMBS, 100% AAA rated (which explains the low interest rate). The financing, which has a 7-year term is pre-payable (after a short lock-out period) without penalty, giving Alexander’s complete flexibility.  Alexander’s retains its large cash hoard ($350 million today) now at a cost of 1%.  This refinancing will increase Alexander’s annual cash flow by approximately $26.7 million, of which $13.7 million is from reduced interest expense (assuming interest rates remain the same, a big assumption) and $13.0 million is from the elimination of debt amortization.  We considered other strategies here, going from one extreme of paying off the loan entirely, to the other extreme of going to max debt which could have almost tripled the loan size here.  Alexander’s chose the leverage neutral option…with the ability to prepay and change leverage when and if appropriate.

Our Capital Markets “A team” is headed by EVP’s Michael Franco and Wendy Silverstein with SVP’s Dan Guglielmone and Richard Reczka.  Welcome back Shannon.

We Have

Our goal is “simple”: to own best-in-class assets in New York and Washington (which we do), managed by a highly focused, best-in-class management team (which we have), all with the goal of giving our investors what they want: a high performing, transparent, pure play investment in the best markets in America.(5)  Our tactic to get from where we were to where we need to be has been to simplify, prune and focus.  We have made remarkable progress in that regard.  We have accomplished each of the objectives set forth in my April 2012 Chairman’s Letter; we have exited business lines and sold 48 assets for $3.5 billion (with a gain of $928 million).  Here are the specifics:

We have sold down the Mart business(6) retaining only the 3.6 million square foot Chicago Mart building.  We will continue to create value here by converting underperforming showroom and trade show space to conventional office/tech space anchored by Motorola Mobility/Google’s 608,000 square feet.  We will create additional value here from both income growth(7) and from the lower cap rate afforded conventional office versus showrooms.

We have made real progress toward our goal of exiting the mall business by selling Kings Plaza, Green Acres, Broadway Mall and the pending exchange of the Springfield Town Center,(8) for an aggregate of $1.3 billion.  The $304 million tax gain from Green Acres was 1031’d into 666 Fifth Avenue retail; the $624 million tax gain from Kings Plaza was paid out to shareholders in 2012 as a long-term capital gain dividend (our share $202 million, $1.00 per share).

We have trimmed our strip shopping centers, single tenant retail assets and other non-keepers, by selling 29 properties for $675 million including the pending sale of Beverly Connection, recognizing an aggregate gain of $152.2 million.

Further and importantly, we will completely exit(9)(10) the non-Manhattan retail business, through the just announced pro-rata, tax-free spin-off of our strip business.(11)

We have exited JCPenney, realizing an aggregate economic loss of $256 million.

We have exited LNR for $240.5 million.  For this entire investment including the prior mezzanine loans, our IRR was 11.9%; from the restructuring in 2010, when we added $116 million of capital, our IRR was 40.4%.

Exiting the privately held Toys “R” Us is more difficult.  This year’s non-comparable items included $312.8 million of negative FFO reducing the carrying amount of this investment to its $80 million estimated fair value.  Going forward we will recognize losses but not gains, which should result in zeroing out our investment in Toys “R” Us by the end of 2014.  Since 2013, we have treated Toy’s results as non-comparable FFO for all periods presented.

5     We aspire to again have a stock price that sells at a premium to NAV, a medal of honor awarded to only the few bluest-of-blue chips in our industry.

6     We earned a 9.7% unlevered IRR over the 15-year life of this investment.

7     As a point of reference, refer to Mart EBITDA (almost entirely from the Chicago Mart building) shown on page 2, which has increased from $55.6 million in 2011 to $62.5 million in 2012 and to $74.4 million in 2013.

8     In March 2014, we entered into an agreement to transfer the redeveloped  Springfield Town Center to Pennsylvania Real Estate Investment Trust (NYSE:PEI) (“PREIT”) in exchange for $465 million; comprised of $340 million of cash and $125 million of PREIT operating partnership units. The 1.35 million square foot mall is located in Springfield, Fairfax County, Virginia.  The redevelopment is expected to be completed in the fourth quarter of 2014. The closing will be no later than March 31, 2015.

9     When drafting this letter, we quibbled over the word “exit” versus the word “separating.”  From Vornado’s point of view, we are indeed exiting this line of business.  Shareholders, however, will be continuing owners of both of these separated businesses in the same proportion as they now own.

10     Not literally.  Vornado will temporarily retain Beverly Connection and Springfield Town Center until their scheduled closings and also hold for sale a group of about 20 retail odds and ends, valued at less than a $100 million.

11     While we are on the topic of spins, splits and separations, here’s a musing for you: one of our most long tenured, senior managers has been tugging me to separate our New York street retail into a stand-alone company.  Probably will never happen, but such a company would be unique and undoubtedly be the highest growth, highest quality, highest multiple real estate entity in REITland.

You’ve got to Spin it to Win it

We will separate our remaining non-Manhattan retail assets through a tax-free, pro-rata spin-off to our shareholders(12).  Please see the press release and investor presentation which has just been posted on our website at www.vno.com.  We have been preparing for this for quite some time and in August 2013 filed a private letter ruling request with the IRS; the service ruled favorably on our request last month.

Now, retail spins have become a popular sport these days, principally to separate B malls (and C Malls) and isolate Sears and JCPenney risk.(13)  The strategy here is to leave the mother company with higher quality assets (which investors will pay more for) and dump the weaker assets.  Note that companies that have been doing this are in a single asset class and are separating either by size, by quality, or by whatever. Our situation is different.

Our objective is to de-conglomerate two very different businesses, by separating a great Northeastern strip shopping center business with great potential…leaving a unique, world class Manhattan and Washington business.  These businesses have been together for legacy reasons, but have no real operating synergies.  By separating, we intend to create two focused, pure plays.  And, Spin-Co (no longer a stepchild within Vornado) will benefit enormously from being a free-standing, publicly-traded company with fully transparent operations and its own report card (stock price).

Spin-Co’s assets are enduring. We have managed most of these assets for 34 years and have never had a down year.  We believe these infill assets in the densely populated Northeast (151,000 population in a three-mile radius) as a group are unique and cannot be replicated.

Why didn’t we sell this treasure trove?  These assets have low tax basis, the embedded tax gain would be over $2.1 billion, and the tax confiscatory.  Further, we believe in these assets and want to continue to own them (as individual investors).  Further still, these quality assets which trade at a 6% cap-rate, give or take, in a 4% debt market, should be bought (not sold) all day long.

My three sassy granddaughters (ages 9, 11 and 13) playing the name game for Spin-Co came up with the slogan  “You’ve got to Spin it to Win it.”  My code name is “Jeff-Co.”   We are delighted that Jeffrey S. Olson, 46, will be joining as Chairman and CEO.  This will be Jeff’s show, and he deserves it. Jeff will report no later than January 1, 2015. Jeff is well known and well respected in the shopping center industry.  He was the guiding force in transforming Equity One in his eight years as CEO there.(14)  Jeff was my first, second and third choice.  He is a seasoned public company CEO.  He is strong, decisive, strategic, a proven capital allocator and knows the business and the tenants inside and out.  It is a big plus that he knows our assets and the region intimately.  This will be a total spin to shareholders and as such, Vornado will hold no shares; but, speaking as an individual, I am delighted to be investing with Jeff.  We are absolutely convinced that Jeff is the perfect leader for this exciting new company.

Our dedicated and experienced retail team will seed the management of Jeff-Co.  Special thanks to Bob Minutoli, Leigh Lyons and Michael Zucker.  Bob Minutoli joined us in April 2009 as SVP - Retail.  He came to us by way of recommendation from Tony Deering, former long-time CEO of the original Rouse Company and former Trustee of Vornado.  Bob is a 27-year veteran of the original Rouse Company.  He is a retail guy through and through with particular skills in management, development and complex acquisitions/dispositions.  Bob and his entire senior team deserve high praise and our deep thanks for presiding over this business as we were pruning and reshaping.  Bob will be taking the co-pilot’s seat in our retail spin senior management.

12     Statements regarding SpinCo are forward-looking and are subject to numerous risks and uncertainties.  Please see the section entitled “Forward-Looking Statements” in our investor presentation regarding SpinCo for a discussion of the factors that may cause actual results to differ materially from those expressed in our forward-looking statements.

13   If an anchor  leaves an A mall, most times it creates an opportunity.  But, if an anchor leaves a B or C Mall, it could remain empty forever and begin or hasten a death spiral.

14   See Green Street Advisor’s glowing report on Jeff Olson and his performance at Equity One, March 19, 2014.

Operating Platforms…Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management.  Our operating platforms are where the rubber meets the road.  And…in our business, leasing is the main event.  As in past years, we present below leasing and occupancy statistics for our businesses.

(square feet in thousands)	Total	New York		Washington	Retail
		Office	Retail
2013
Square feet leased	6,446	2,410	138	1,836	2,062
GAAP Mark-to-Market	13.7%	14.0%	92.6%	3.8%	13.7%
Number of transactions	599	162	27	182	228

2012
Square feet leased	5,675	1,950	192	2,111	1,422
GAAP Mark-to-Market	8.8%	4.9%	29.5%	3.4%	20.5%
Number of transactions	529	139	23	201	166

2011
Square feet leased	6,355	3,211	61	1,735	1,348
GAAP Mark-to-Market	14.4%	18.4%	12.9%	8.2%	15.1%
Number of transactions	540	149	9	206	176

Occupancy rate:
2013	91.8%	96.6%	97.4%	83.4%	94.3%
2012	91.5%	95.8%	96.8%	84.1%	93.7%
2011	93.4%	96.2%	95.6%	90.6%	93.2%
2010	94.5%	96.1%	96.4%	95.0%	92.6%
2009	94.1%	95.5%	(15)	93.3%	91.6%
2008	94.3%	96.7%	(15)	95.0%	92.0%
2007	94.8%	97.6%	(15)	93.3%	94.2%

Thank you to our all-star leasing captains: Glen Weiss, Sherri White, Jim Creedon, Bruce Pascal, Leigh Lyons, Michael Zucker and Paul Heinen.

15     Included in New York Office.

New York

The urbanization of America continues apace.  People want to live in cities, work in cities, play in cities.  New York (and Washington) are principal beneficiaries of this mega-trend.

Manhattan is tilting slightly to the South and to the West.  The historic hierarchy of sub-markets (with the Plaza district at the top, then Park Avenue, then Midtown South, etc. and finally to Downtown) is flattening.  Market rents are also flattening and are now in a historically narrow band, whether on Park Avenue, Avenue of the Americas, in Chelsea or Midtown South.  The traditional large scale floor plate in a glass and steel tower is not what it once was.  Surprising, that five years into a recovery the bulge bracket financial services gang has not yet begun to grow.  Shocking, that with this traditional growth engine on the sideline, New York is better than ever.  The city is thriving, growing and changing.  We now worship TAMI (Technology, Advertising, Media and Information Technology) and STEM (Science, Technology, Engineering and Mathematics), as well as, healthcare, education, fashion, etc.

We had a great year in New York.(16)

Office leasing for the year totaled 2.4 million square feet in 162 transactions.  Activity was well balanced throughout the portfolio – not concentrated in any one submarket.  Consistent with our recent experience, last year 26% of our activity represented tenants new to or expanding in New York – real expansion.  Year-end occupancy was 96.6%, up 80 basis points from last year – basically we are full.

This year our leasing team completed important deals with Colliers International, Facebook, Factset Research Systems, Hachette Book Group, HSBC, J Crew, Macy’s, New York & Company, Rocket Fuel, State Street Bank and 179 other tenants.

In Penn Plaza our occupancy is 97.7%.  Over the last 15 years our Penn Plaza portfolio has been consistently fully leased, averaging 96.5% occupancy.  In the fourth quarter a diverse group of tenants continued to expand within our Penn Plaza portfolio.  Construction is also well underway on our redevelopments at 7 West 34th Street and 330 West 34th Street where we will be delivering 1.1 million square feet of space.  These buildings are being repositioned to attract technology, fashion and media tenants.  Taking lessons we learned from the build-outs by Facebook at 770 Broadway and Motorola at the Mart in Chicago, we are creating communal spaces and other such amenities for all tenants.  We kicked off our leasing at 330 West 34th Street signing our first lease with New York & Company for 180,000 square feet.

We own THE best in-class 55-property, 2.4 million square foot street retail business in Manhattan.  Concentrated in the best submarkets – Fifth Avenue, Madison Avenue, Soho, Times Square and Penn Plaza – the street retail business is a jewel in our New York portfolio.  While the retail portfolio accounts for 10% of our total Manhattan square footage, it generates 26% of the New York division EBITDA.  Everybody knows my roots are in retail and I’m particularly pleased with our recently signed 44,000 square foot, four-level TopShop flagship at 608 Fifth Avenue across from Saks Fifth Avenue.  This important high volume, high fashion emporium will open on Halloween.  We also own the TopShop flagship in Soho.  In Times Square our 1540 Broadway property (Forever 21 and Disney flagships) and 1535 Broadway (Marriott), bookends of the Times Square bowtie, were prominently featured during Super Bowl week as the backdrop in much of the national TV coverage.

The Hotel Pennsylvania continued to capitalize on New York’s record tourism – over 54 million visitors in 2013.  Occupancy for the year averaged 93.4%, quite a feat for this 1,700 room hotel, with RevPAR up 8.4% to $148, the highest level we have ever achieved.

16   16  Take a look at New York EBITDA shown on page 2, which increased by $132.6 million in 2013.

Washington

Washington is now bumping along the bottom.(17)  As I’ve said before, I believe the vacant square footage in Washington is not valued at all in our stock price and therefore represents tremendous upside that we will realize as we lease up.

In 2013 we leased over 1.8 million square feet of office space in 182 deals, at average office rents of $39.91, marginally down from $40.55 in 2012.  Government activity accounted for 26% and private sector leases accounted for the remaining 74%.  Renewals accounted for 60% and new tenants accounted for 40%.

This year our leasing team completed important deals with Facebook, Family Health International (FHI), U.S. Fish and Wildlife Service, International Justice Mission, Management Systems International (MSI), Sidley, TechShop, U.S. Customs and Border Protection, Uber, Whole Foods and 172 other tenants.

We own 2,405 apartments clustered in Crystal City, Pentagon City, Rosslyn, and Georgetown. This business continues to deliver strong results with 96.3% occupancy.

The Washington DC Metro area has the highest concentration of engineers and advanced degrees in the country and is among the top five for venture capital.  Mitchell Schear and his team have embarked upon multiple initiatives to attract STEM (Science, Technology, Engineering and Mathematics) tenants and their coterie of smart, mobile, young workers. These initiatives include deals with seed tenants WeWork, CrystalTech and TechShop, for starters.  We designed and built a floor of innovative suites, called DesignLab, sort of like model apartments for creative class office lookers.  Please see our fourth quarter 2013 earnings call transcript available on www.morningstar.com  for Mitchell’s complete comments on these important initiatives.

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Dividends

Dividends are an important portion of shareholder return.  Our policy is to pay out our taxable income.  In 2013, we paid a regular dividend of $2.92 per share, all of which was ordinary income.

Sustainability

Vornado’s sustainability programs and achievements continue to be industry-leading. In 2013, we focused our efforts on improving our reporting capabilities, standardizing our construction guidelines, implementing additional energy efficiency projects and participating in strategic partnerships and industry leadership opportunities that help tell our sustainability story and guide new local and federal industry regulations.  We own and manage over 31 million square feet of LEED certified properties  in the U.S., more than any other single owner. We are proud that our work is paying off: we were recognized by the EPA as an ENERGY STAR Partner of the Year, a “Green Star” through the Global Real Estate Sustainability Benchmark (GRESB), and a NAREIT Leader in the Light for the 4th year running. For more information on our sustainability strategy, programs, and results, please see our website at www.vno.com for our annual sustainability report.

17     17 We are estimating that Washington’s comparable EBITDA for 2014 will be $10 million to $15 million lower than 2013 and that interest expense for 2014 will be $16 million lower.  Net, net, we expect the Washington segment will contribute $1 million to $6 million of increased earnings in 2014, as compared to 2013.

These may be the best of times.  The dominant socio-economic trend is growth of cities, and New York and Washington are principal beneficiaries.  Scarce, unique, important real estate (such as ours) is being chased by a wall of capital and New York and Washington are principal beneficiaries.  Slow growth begets easy money which begets higher asset values.  Generally speaking, new builds (i.e. new supply) are at historic lows; and we are approaching the foothills of rent growth.  All good.

I have never been more excited about the future.  Vornado has undergone a remarkable transformation and is now lean, focused and in fighting trim.  My senior colleagues, who are my partners in management, are as good as it gets.  Our financial capacity will allow us to take advantage of whatever external opportunities present themselves.  And, most important is our pipeline of internal value-creating opportunities that we already have in-house.

•         We will rent up Washington and regain almost all of the $70 million hit from BRAC.  Further, as markets improve, we will proceed with billions of dollars of additive, transformative, place-making development here.

•         We will continue to roll to market street retail leases in Manhattan, where we have been in the 100% club in 2013 (i.e. rents doubling).  Sherri is working on the mother of all rollovers as we speak.

•         After eight years to complete the assemblage, we are now under construction at 220 Central Park South to develop a 950 foot luxury residential condominium tower containing 472,000 zoning square feet.  The tower will have direct unobstructed Central Park views, and will be designed by Robert A.M. Stern Architects.  We will deliver here the very best residential project to a very hospitable marketplace.  The site has appreciated sufficiently so that this project will self finance.

•         The 1535 Broadway Marriott Marquis site is now well along in construction towards a spring 2015 opening.  As you go through Times Square, take a look at how massive this site is.  Sherri is completing our first retail deals here, which are substantially exceeding our budgeted expectations.

•         330 W34th Street and 7 W34th Street are 1.1 million square feet of exciting New York office redevelopments positioned to the sweet spot of the creative class market.

•         The Big Kahuna for us is the Penn Plaza District where we are the dominant owner with 7 million square feet of office plus retail space plus the Hotel Pennsylvania.  The Penn Plaza district benefits enormously from the Hudson Yards development a few blocks to the West, and from the overflow (which in short order will become direct flow) of creative class tenants in neighboring sub-markets a few blocks South and a few blocks East.  We will focus, reposition and invest here towards the goal of driving office rents and long-term values.

Ronald G. Targan has decided not to stand for reelection as a Trustee. Ron is only 87.  Standing down was entirely his decision; his colleagues on the Board and I are pretty sure that Ron could go full steam for another 87 years.  Ron was with us from the very beginning, joining the Board in 1980, one year after our successful proxy contest.  Ron’s golf game might not be what it once was, but his wisdom and advice could not be any better.  I am delighted that Ron’s original investment of pennies has grown to a pretty big bundle, amazing what 30 years of growth, compounding and dividends can do.  Dick, Joe and I especially thank Ron for his 12 years of fine service on our hardworking Audit Committee.

I am delighted to welcome Stephen W. Theriot who joined as Vornado’s Chief Financial Officer this year.  Steve was our audit partner at Deloitte & Touche, and so we have known him for a very long time.  Steve has a deep institutional knowledge of our Company and of our people, has all the technical skills and great judgment.  His learning curve has been short. He represents us very effectively with our shareholders, analysts, financial counterparts, and clients.

Welcome to Judy Kessler, a seasoned development executive, whose sole responsibility is Penn Plaza.  Welcome to Lisa Vogel, who heads marketing in New York.  Eli is feeling better.

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I am happy to say year after year that I am fortunate to work every day with the gold medal team.  Our operating platforms are the best in the business.  Thanks again to my partners Michael Franco, David Greenbaum, Joe Macnow, Bob Minutoli, Mitchell Schear, Wendy Silverstein and Steve Theriot.  And thanks to Glen Weiss, Sherri White and Laurie Kramer and to Mel and Barry.  Thanks to the Paramus team…Ross and Rich, Matt and Wilbur, Craig and Frank, Brian and Steve, Bob, Errol and Cathy.  Thank you as well to our very talented and hardworking 40 Senior Vice Presidents and 104 Vice Presidents who make the trains run on time, every day.

Our Vornado Family has grown with 18 marriages and 47 babies this year.

On behalf of Vornado’s Board, senior management and 4,359 associates, we thank our shareholders, analysts and other stake holders for their continued support.

Steven Roth

Chairman and CEO

April 7, 2014

Again this year, I offer to assist shareholders with tickets to my wife’s productions on Broadway – this year, it’s smash hit, Tony award winning Best Musical Kinky Boots, which I highly recommend.  Please call if I can be of help.

Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004
Net Income	476.0	617.3	662.3	647.9	106.2	359.3	541.5	554.8	536.9	592.9
Interest and debt expense	758.8	760.5	797.9	828.1	826.8	821.9	853.5	698.4	418.9	313.3
Depreciation, amortization, and income taxes	759.1	742.3	782.2	706.4	739.0	568.1	680.9	530.7	346.2	298.7
Cumulative effect of change in accounting principle	--	--	--	--	--	--	--	--	--	--
EBITDA	1,993.9	2,120.1	2,242.4	2,182.4	1,672.0	1,749.3	2,075.9	1,783.9	1,302.0	1,204.9
Gains on sale of real estate	(412.1)	(487.4)	(61.4)	(63.0)	(46.7)	(67.0)	(80.5)	(45.9)	(34.5)	(78.8)
Real estate impairment loss	43.7	141.6	28.8	109.0	23.2	--	--	--	--	--
Noncontrolling interests	24.8	45.3	55.9	55.2	25.1	55.4	69.8	79.9	133.5	156.5
EBITDA before noncontrolling interests and gains on sale of real estate	1,650.3	1,819.6	2,265.7	2,283.6	1,673.6	1,737.7	2,065.2	1,817.9	1,401.0	1,282.6
Non-comparable items	9.8	(318.5)	(738.3)	(786.2)	(243.8)	(313.3)	(671.1)	(734.2)	(446.3)	(422.2)
EBITDA adjusted for comparability	1,660.1	1,501.1	1,527.4	1,497.4	1,429.8	1,424.4	1,394.1	1,083.7	954.7	860.4

Below is a reconciliation of Net Income to FFO:
($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2010	2009	2008	2007	2006	2005	2004
Net Income	647.9	106.2	359.3	541.5	554.8	536.9	592.9
Preferred share dividends	(51.2)	(57.1)	(57.1)	(57.1)	(57.5)	(46.5)	(21.9)
Net Income applicable to common shares	596.7	49.1	302.2	484.4	497.3	490.4	571.0
Depreciation and amortization of real property	505.8	508.6	509.4	451.3	337.7	276.9	228.3
Net gains on sale of real estate and insurance settlements	(57.2)	(45.3)	(57.5)	(60.8)	(33.8)	(31.6)	(75.8)
Real estate impairment losses	97.5	23.2	--	--	--	--	--
Cumulative effect of change in accounting principle	--	--	--	--	--	--	--
Partially-owned entities adjustments:
Depreciation and amortization of real property	148.3	140.6	115.9	134.0	105.6	42.1	49.4
Net gains on sale of real estate	(5.8)	(1.4)	(9.5)	(15.5)	(13.2)	(2.9)	(3.0)
Income tax effect of adjustments included above	(24.6)	(22.9)	(23.2)	(28.8)	(21.0)	(4.6)	--
Real estate impairment losses	11.5	--	--	--	--	--	--
Noncontrolling interests’ share of above adjustments	(46.8)	(47.0)	(49.7)	(46.7)	(39.8)	(32.0)	(28.0)
Interest on exchangeable senior debentures	25.9	--	25.3	25.0	24.7	18.0	--
Preferred share dividends	0.2	0.2	0.2	0.3	0.7	0.9	8.1
Funds From Operations	1,251.5	605.1	813.1	943.2	858.2	757.2	750.0
Funds From Operations per share	$6.59	$3.49	$4.97	$5.75	$5.51	$5.21	$5.63

Below is a reconciliation of Revenues to Revenues as adjusted for comparability:			Below is a reconciliation of Total Assets to Total Assets as adjusted for comparability:

($ IN MILLIONS)	2013	2012	($ IN MILLIONS)	2013	2012
Revenues	2,760.9	2,736.2	Total Assets	20,097.2	22,065.0
Less: non-comparable items:			Less: non-comparable items:
Cleveland Medical Mart	36.4	235.2	Assets related to discontinued operations	--	671.6
Stop & Shop litigation settlement income	59.6	--	Investment in Toys “R” Us	83.2	478.0
Revenues, adjusted for comparability	2,664.9	2,501.0	Investment in JCPenney	--	366.3
			Cash available to repay revolving credit facilities	295.9	960.3
			Accumulated depreciation	(3,410.9)	(3,072.3)
			Total assets, adjusted for comparability	23,129.0	22,661.1